Exhibit 99.1

    News Release

  TranSwitch Corporation Announces the Adoption of a New Rights Plan to replace its Rights Plan that Expired on October 1, 2011

SHELTON, CT – October 3, 2011 – TranSwitch Corporation (NASDAQ: TXCC), today announced that its Board of Directors has adopted a Rights Plan under which stockholders will receive rights to purchase shares of a new series of preferred stock. The rights will be distributed to all stockholders of record of the Company’s common stock as of October 3, 2011. The Rights Plan replaces a similar Plan that expired in accordance with its terms on October 1, 2011.

The plan was adopted to insure the fair and equal treatment of TranSwitch’s stockholders in connection with any initiative to acquire effective control of the Company. It is intended to reduce the likelihood that any person or group would gain control of TranSwitch by open market accumulation or otherwise without paying a control premium for all common stock. Because the rights may be redeemed by the Board under certain circumstances, they will not prevent the Board from considering any transaction that is determined by the Board to be fair, advisable and in the best interests of all of TranSwitch’s stockholders.

To effect the plan, the Board declared a dividend of one right on each outstanding share of the Company’s common stock. The rights become exercisable if any person or group acquires 15% or more of TranSwitch’s common stock.

If the rights become exercisable, each right will initially entitle the holder to acquire one one-thousandth (1/1000) of a share of a new series of preferred stock at an exercise price of $20 per right. In addition, under certain circumstances, the rights will entitle the holders (other than the person or group triggering the rights) to buy shares of TranSwitch’s common stock with a cumulative market value of two times the exercise price at a 50% discount off the then current price. Because the rights of any person or group acquiring the specified ownership percentage become void, that person or group would be subject to significant dilution in their holdings.

Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with the Company’s common stock. The rights will expire on the earlier of (i) May 15, 2015 or (ii) the first anniversary of the adoption of the Rights Plan if stockholder approval of the Plan has not been received on or by such date, or earlier if redeemed or exchanged by TranSwitch pursuant to the terms of the plan.

TranSwitch Corporation Announces the Adoption of a New Rights Plan to replace its Rights Plan that Expired on October 1, 2011

Further details about the plan will be contained in a Form 8-K to be filed by the Company with the Securities and Exchange Commission.

About TranSwitch Corporation
TranSwitch Corporation (NASDAQ: TXCC)  designs, develops and supplies innovative semiconductor and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications. Founded in 1988, TranSwitch® is headquartered in Shelton, CT.  The Company provides integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures.  For the customer premises market the Company offers a family of communications processors that provide best-in-class performance for a range of applications and  also provide interoperable connectivity solutions that enable the reliable distribution and presentation of high-definition (HD) content for consumer electronics and personal computer  markets.  Our intellectual property (IP) products are compliant with global industry standards such as HDMI and DisplayPort and also feature our proprietary HDP™ and AnyCable™ technologies. For more information, please visit www.transwitch.com

Safe Harbor Statement
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in TranSwitch’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumption prove incorrect, actual results may vary in material aspects from those currently anticipated.

TranSwitch is a registered trademark of TranSwitch Corporation.

For more information contact:

Mary Lombardo
Investor Relations
Phone: 203/929-8810 ext.2254

TranSwitch Corporation     3 Enterprise Drive     Shelton, CT  06484 USA     (203) 929-8810     Fax: (203) 926-9453     www.transwitch.com